Exhibit 99.1

October 18, 2017	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Third Quarter Earnings of
$0.82 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Third Quarter and First Nine Months of 2017:

•
Total Loans:  Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $229.4 million, or 5.6%, from December 31, 2016, to September 30, 2017.  This increase was primarily in construction loans, other residential (multi-family) real estate loans and commercial real estate loans.  These increases were partially offset by decreases in consumer loans and one- to four-family residential loans.  The FDIC-acquired loan portfolios had net decreases totaling $56.0 million during the nine months ended September 30, 2017.  Outstanding net loans receivable balances increased $41.0 million, from $3.76 billion at December 31, 2016 to $3.80 billion at September 30, 2017, and increased $28.2 million, from $3.77 billion at June 30, 2017.

•
Asset Quality:  Non-performing assets and potential problem loans, excluding those previously covered by FDIC loss sharing agreements and those acquired in the FDIC-assisted transaction with Valley Bank, which are accounted for and analyzed as loan pools rather than individual loans, totaled $40.9 million at September 30, 2017, a decrease of $5.4 million from $46.3 million at December 31, 2016 and an increase of $3.7 million from $37.2 million at June 30, 2017.  Non-performing assets at September 30, 2017 were $32.9 million (0.73% of total assets), down $6.4 million from $39.3 million (0.86% of total assets) at December 31, 2016 and down $2.1 million from $35.0 million (0.79% of total assets) at June 30, 2017.

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators.  On a preliminary basis, as of September 30, 2017, the Company's Tier 1 Leverage Ratio was 10.7%, Common Equity Tier 1 Capital Ratio was 10.5%, Tier 1 Capital Ratio was 11.1%, and Total Capital Ratio was 13.7%.

•
Net Interest Income: Net interest income for the third quarter of 2017 decreased $1.7 million to $39.3 million compared to $41.0 million for the third quarter of 2016.  Net interest income was $37.9 million for the second quarter of 2017.  Net interest margin was 3.77% for the quarter ended September 30, 2017, compared to 3.98% for the third quarter of 2016 and 3.68% for the quarter ended June 30, 2017.  The decrease in the margin from the prior year third quarter was primarily the result of a reduction in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools compared to the prior periods, partially offset by increased total average loans.  Increased average interest rates on deposits and other borrowings also contributed to lower net interest margin compared to the year ago quarter.  The increase in the margin from the quarter ended June 30, 2017 to the quarter ended September 30, 2017 was primarily due to increased total average loans and a slightly higher weighted average interest rate on loans, a higher average interest rate on other interest-earning assets, and a decrease in the overall average interest rate on borrowings due to the payoff of the Company's higher rate long-term FHLBank advances at the end of the June quarter, along with the change in funding mix to include more short-term lower rate borrowings in the September quarter.  The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 9, 38 and 12 basis points for the quarters ended September 30, 2017, September 30, 2016, and June 30, 2017, respectively.  For further discussion of the additional yield accretion of the discount on acquired loan pools, see "Net Interest Income."

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended September 30, 2017, were $0.82 per diluted common share ($11.7 million available to common shareholders) compared to $0.80 per diluted common share ($11.2 million available to common shareholders) for the three months ended September 30, 2016.

Preliminary earnings for the nine months ended September 30, 2017, were $2.77 per diluted common share ($39.4 million available to common shareholders) compared to $2.39 per diluted common share ($33.5 million available to common shareholders) for the nine months ended September 30, 2016.

For the quarter ended September 30, 2017, annualized return on average common equity was 10.09%, annualized return on average assets was 1.05%, and annualized net interest margin was 3.77%, compared to 10.92%, 1.01% and 3.98%, respectively, for the quarter ended September 30, 2016.  For the nine months ended September 30, 2017, annualized return on average common equity was 11.65%, annualized return on average assets was 1.18%, and net interest margin was 3.75% compared to 10.92%, 1.03% and 4.11%, respectively, for the nine months ended September 30, 2016.

President and CEO Joseph W. Turner commented, "We are pleased with our results in the third quarter, especially in the areas of net interest margin, credit quality and expense containment.  Core net interest margin improved compared to the year ago quarter and the previous linked quarter, as a result of higher average loan balances and an increase in yields primarily related to higher market interest rates.

"Good loan production occurred in the third quarter, resulting in an increase in net outstanding loan balances of approximately $28 million from the end of the second quarter 2017. Loan production occurred in all of our major markets with increases primarily in commercial real estate, multi-family and construction loans. As expected, consumer lending, mainly in the indirect auto segment, declined in light of tightened underwriting standards implemented in the latter half of 2016. Outstanding consumer auto loan balances have declined $100 million (20.2%) in 2017."

Turner continued, "Our level of non-performing assets improved from the end of the second quarter of 2017, with non-performing loans declining from $13.3 million to $9.5 million.  In the third quarter of 2017, we continued to experience higher than normal consumer loan charge-offs and we charged down three commercial loans.  We also experienced a higher provision for loan losses in the third quarter compared to the second quarter of 2017 and the third quarter of 2016.  Two of the commercial charge-offs were loan relationships originated prior to 2008 and the third commercial charge-off was a relationship which was part of the Fifth Third branch acquisition.

"Expense containment continues to be a major focus for the Company. Total non-interest expenses were $28.0 million in the 2017 third quarter, which was less than both the second quarter of 2017 and the third quarter of 2016. Included in the 2017 third quarter amount were expenses related to foreclosed assets totaling $1.3 million, which was approximately $650,000 higher than second quarter 2017 foreclosed asset expense."

Selected Financial Data:
(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net interest income	$39,281	$41,028	$115,883	$122,808
Provision for loan losses	2,950	2,500	7,150	6,901
Non-interest income	7,655	7,090	31,151	20,981
Non-interest expense	28,034	30,657	84,976	91,384
Provision for income taxes	4,289	3,740	15,550	11,956
Net income and net income available to common shareholders	$11,663	$11,221	$39,358	$33,548

Earnings per diluted common share	$0.82	$0.80	$2.77	$2.39

NET INTEREST INCOME

Net interest income for the third quarter of 2017 decreased $1.7 million to $39.3 million compared to $41.0 million for the third quarter of 2016.  Net interest margin was 3.77% in the third quarter of 2017, compared to 3.98% in the same period of 2016, a decrease of 21 basis points.  For the three months ended September 30, 2017, the net interest margin increased nine basis points compared to the net interest margin of 3.68% in the three months ended June 30, 2017.  The decrease in the margin from the prior year third quarter was primarily the result of a reduction in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools compared to the prior periods, partially offset by increased total average loans.  Increased average interest rates on deposits and other borrowings also contributed to lower net interest margin compared to the year ago quarter.  The increase in the margin from the quarter ended June 30, 2017 to the quarter ended September 30, 2017 was primarily due to increased total average loans and a slightly higher weighted average interest rate on loans, a higher average interest rate on other interest-earning assets, and a decrease in the overall average interest rate on borrowings due to the payoff of the Company's higher rate long-term FHLBank advances at the end of the June quarter, along with the change in funding mix to include more short-term lower rate borrowings in the September quarter.  The average interest rate spread was 3.60% for the three months ended September 30, 2017, compared to 3.86% for the three months ended September 30, 2016 and 3.53% for the three months ended June 30, 2017.

Net interest income for the nine months ended September 30, 2017 decreased $6.9 million to $115.9 million compared to $122.8 million for the nine months ended September 30, 2016.  Net interest margin was 3.75% in the nine months ended September 30, 2017, compared to 4.11% in the same period of 2016, a decrease of 36 basis points.  The average interest rate spread was 3.59% for the nine months ended September 30, 2017, compared to 4.00% for the nine months ended September 30, 2016.

The Company's net interest margin has been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates increased during the current and prior periods presented below, based on payment histories and reduced credit loss expectations. This resulted in increased income that has been spread, on a level-yield basis, over the remaining expected lives of the loan pools (and, therefore, has decreased over time). In the prior period, the increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC (when such agreements were in place), which were recorded as indemnification assets, with such reductions amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever was shorter.  Additional estimated cash flows totaling approximately $472,000 and $627,000 were recorded in the three and nine months ended September 30, 2017, respectively, related to all of these loan pools.

The impact of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

	Three Months Ended
	September 30, 2017		September 30, 2016
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$975	9 bps	$4,010	38 bps
Non-interest income	—		(1,310)
Net impact to pre-tax income	$975		$2,700

	Nine Months Ended
	September 30, 2017		September 30, 2016
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$4,237	14 bps	$13,251	44 bps
Non-interest income	(634)		(6,019)
Net impact to pre-tax income	$3,603		$7,232

Because these adjustments will be recognized generally over the remaining lives of the loan pools, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $2.7 million.  As there is no longer, nor will there be in the future, indemnification asset amortization related to Team Bank, Vantus Bank, Sun Security Bank or InterBank due to the termination or expiration of the related loss sharing agreements for those transactions, there is no remaining indemnification asset or related adjustments that will affect non-interest income (expense).  Of the remaining adjustments affecting interest income, we expect to recognize $576,000 of interest income during the remainder of 2017.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin for the three and nine months ended September 30, 2017, increased eight and decreased six basis points, respectively, when compared to the year-ago periods.  The decrease in net interest margin in the nine month period is primarily due to the interest expense associated with the issuance of $75.0 million of subordinated notes in the third quarter of 2016 and an increase in the average interest rate on deposits and other borrowings.

For additional information on net interest income components, see the "Average Balances, Interest Rates and Yields" tables in this release.

NON-INTEREST INCOME

For the quarter ended September 30, 2017, non-interest income increased $565,000 to $7.7 million when compared to the quarter ended September 30, 2016, primarily as a result of the following items:

•
Amortization of income related to business acquisitions:  Because of the termination of the loss sharing agreements in previous periods, the net amortization expense related to business acquisitions was $-0- for the quarter ended September 30, 2017, compared to $1.2 million for the quarter ended September 30, 2016, which reduced non-interest income by that amount.

•
Net gains on loan sales:  Net gains on loan sales decreased $498,000 compared to the prior year quarter.  The decrease was due to a decrease in originations of fixed-rate loans in the 2017 period compared to the 2016 period.  Fixed rate single-family loans originated are generally subsequently sold in the secondary market.

•
Net realized gains on sales of available-for-sale securities:  During the 2016 quarter the Company sold certain investment securities for a net gain of $144,000.  There were no gains on sales of investments in the current quarter.

For the nine months ended September 30, 2017, non-interest income increased $10.2 million to $31.2 million when compared to the nine months ended September 30, 2016, primarily as a result of the following items:

•
Gain on early termination of FDIC loss sharing agreement for Inter Savings Bank:  As previously disclosed in the Company's Current Report on Form 8-K filed on June 9, 2017, the Company's loss sharing agreement with the FDIC related to Inter Savings Bank was terminated early and the Company received a payment of $15.0 million to settle all outstanding items related to the terminated agreement.  The Company recognized a one-time gross gain of $7.7 million related to the termination, which was recorded in the accretion of income related to business acquisitions line item of the consolidated statements of income during the nine months ended September 30, 2017.

•
Amortization of income related to business acquisitions:  Because of the termination of the loss sharing agreements in previous periods, the net amortization expense related to business acquisitions was $486,000 for the nine months ended September 30, 2017, compared to $5.5 million for the nine months ended September 30, 2016.  The amortization expense for the nine months ended September 30, 2017, consisted of the following items:  $504,000 of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios acquired from InterBank and $140,000 of amortization of the clawback liability. Partially offsetting the expense was income from the accretion of the discount related to the indemnification asset for the InterBank acquisition of $158,000.

•
Late charges and fees on loans:  Late charges and fees on loans increased $607,000 compared to the prior year period.  The increase was primarily due to fees on loan payoffs totaling $632,000 received on four loan relationships.

•
Net gains on loan sales:  Net gains on loan sales decreased $719,000 compared to the prior year period.  The decrease was due to a decrease in originations of fixed-rate loans in the 2017 period compared to the 2016 period.  Fixed rate single-family loans originated are generally subsequently sold in the secondary market.

•
Other income:  Other income decreased $399,000 compared to the prior year period.  During the 2016 period, the Company recognized a $257,000 gain on the sale of the Thayer, Mo., branch and deposits and a $110,000 gain on the sale of the Buffalo, Mo., branch and deposits.  In addition, a gain of $238,000 was recognized on sales of fixed assets unrelated to the branch sales during the 2016 period.  There were no similar transactions during the 2017 period.

•
Net realized gains on sales of available-for-sale securities:  During the 2016 period the Company sold an investment held by Bancorp for a gain of $2.7 million and sold other investment securities for a net gain of $144,000.  There were no gains on sales of investments in the current year period.

NON-INTEREST EXPENSE

For the quarter ended September 30, 2017, non-interest expense decreased $2.6 million to $28.0 million when compared to the quarter ended September 30, 2016, primarily as a result of the following items:

•
Salaries and employee benefits:  Salaries and employee benefits decreased $398,000 from the prior year quarter.  In 2017, residential loan originations have been lower than in the prior year period, resulting in less incentive compensation for loan originators and staff.  The Company has also recently reorganized some staff functions in certain areas to operate more efficiently.  In addition, there are budgeted but unfilled positions in various areas of the Company that have resulted in lower compensation costs in some areas.

•
Net occupancy and equipment expense:  Net occupancy expense decreased $256,000 in the quarter ended September 30, 2017 compared to the same quarter in 2016.  The decrease was primarily due to furniture, fixtures and equipment, and computer equipment which became fully depreciated during the past year resulting in less depreciation expense during the current year.

•
Office supplies and printing:  Office supplies and printing expense decreased $296,000 in the quarter ended September 30, 2017 compared to the prior year quarter.  During the 2016 quarter the Company incurred $318,000 of one-time costs to stock a supply of chip-enabled debit cards which were then issued to its deposit customer base.  This expense was not repeated in the current year quarter.

•
Advertising expense:  Advertising expense decreased $216,000 in the quarter ended September 30, 2017 compared to the same quarter in 2016.  In the 2016 quarter the Company incurred expenses of approximately $300,000 related to a multimedia advertising campaign tied to the 2016 Summer Olympics television broadcast.

•
Insurance expense:  Insurance expense decreased $206,000 in the quarter ended September 30, 2017 compared to the prior year quarter primarily due to a reduction in FDIC insurance premiums resulting from a change in the FDIC insurance assessment rates, which went into effect during the fourth quarter of 2016.  Because the FDIC's deposit insurance fund hit a predetermined threshold, deposit insurance rates for many banks, including ours, have been reduced.

•
Partnership tax credit:  Partnership tax credit expense decreased $203,000 in the quarter ended September 30, 2017 compared to the same quarter in 2016.  The decrease was primarily due to the end of the amortization period for some of the Company's new market tax credits and the investment in those tax credits has been written off.

•
Other operating expenses:  Other operating expenses decreased $792,000 in the quarter ended September 30, 2017 compared to the same period in 2016.  The decrease in other operating expenses was primarily due to higher levels of debit card and check fraud losses in the prior year period.  In the 2016 period, the Company experienced debit card and check fraud losses totaling $775,000, the majority of which resulted from a data security breach at a national retail merchant which operates stores in many of our markets and affected some of our debit card customers who transacted business with the merchant.  These losses were not repeated in the current year quarter.

For the nine months ended September 30, 2017, non-interest expense decreased $6.4 million to $85.0 million when compared to the nine months ended September 30, 2016, primarily as a result of the following items:

•
Fifth Third Bank branch acquisition expenses:  During the 2016 period, the Company incurred approximately $1.4 million of one-time expenses related to the acquisition of certain branches from Fifth Third Bank.  Those expenses included approximately $124,000 of compensation expense, approximately $385,000 of legal, audit and other professional fees expense, approximately $294,000 of computer license and support expense, approximately $436,000 in charges to replace former Fifth Third Bank customer checks with Great Southern Bank checks, and approximately $79,000 of travel, meals and other expenses related to the transaction.

•
Salaries and employee benefits:  Salaries and employee benefits decreased $1.2 million from the prior year period.  In the 2016 period, the Company incurred one-time acquisition related net salary and retention bonus and other compensation expenses paid as part of the Fifth Third branch transaction totaling $124,000.  Subsequent to the transaction, some employees related to those operations left the Company and many were not replaced.  Compensation expense also decreased for the reasons outlined in the third quarter discussion above.

•
Net occupancy expense:  Net occupancy expense decreased $1.1 million in the nine months ended September 30, 2017 compared to the same period in 2016.  As noted above, there were furniture, fixtures and equipment, and computer equipment which became fully depreciated during the past year resulting in less depreciation expense during the current year.  During the 2016 period, the Company had one-time expenses as part of the acquisition of the Fifth Third banking centers of $279,000 and increased computer license and support costs of $247,000 with no similar expenses in the current year period.

•
Expense on foreclosed assets:  Expense on foreclosed assets decreased $488,000 compared to the prior year period due to relatively higher levels of loss on final disposition and valuation write-downs of certain foreclosed assets during the 2016 period, primarily related to three properties and totaling approximately $978,000, partially offset by lower levels of loss on final disposition and valuation write-downs in the current year period.

•
Insurance expense:  Insurance expense decreased $644,000 in the nine months ended September 30, 2017 compared to the prior year period primarily due to a reduction in FDIC insurance premiums resulting from a change in the FDIC insurance assessment rates, which went into effect during the fourth quarter of 2016.

•
Partnership tax credit:  Partnership tax credit expense decreased $547,000 in the nine months ended September 30, 2017 compared to the same period in 2016.  The decrease was primarily due to the end of the amortization period for some of the Company's new market tax credits and the investment in those tax credits has been written off.

•
Legal, audit and other professional fees:  Legal, audit and other professional fees decreased $408,000 from the prior year period due to additional expenses in the 2016 period related to the Fifth Third transaction, as noted in the Fifth Third Bank branch acquisition expenses above.

•
Other operating expenses:  Other operating expenses decreased $920,000 in the nine months ended September 30, 2017 compared to the same period in 2016.  The decrease in other operating expenses was primarily due to higher levels of debit card and check fraud losses in the prior year period.  In the 2016 period, the Company experienced debit card and check fraud losses totaling $1.4 million, a significant portion of which resulted from a data security breach at a national retail merchant which was described above.  In the 2017 period, the Company experienced debit card and check fraud losses totaling $892,000.  Additionally, $436,000 of this decrease is the charge in 2016 to replace Fifth Third customer checks as discussed above.

The Company's efficiency ratio for the quarter ended September 30, 2017, was 59.73% compared to 63.71% for the same quarter in 2016.  The improvement in the ratio in the 2017 three month period was primarily due to the decrease in non-interest expense, partially offset by the decrease in net interest income.  The Company's ratio of non-interest expense to average assets decreased from 2.76% for the three months ended September 30, 2016, to 2.52% for the three months ended September 30, 2017.  The decrease in the current three month period ratio was due to the decrease in non-interest expense in the 2017 period compared to the 2016 period.  Average assets for the quarter ended September 30, 2017, increased $8.7 million, or 0.2%, from the quarter ended September 30, 2016, primarily due to organic loan growth, partially offset by decreases in investment securities and other interest-earning assets.  The Company's efficiency ratio for the nine months ended September 30, 2017, was 57.79% compared to 63.55% for the same period in 2016.  The improvement in the ratio in the 2017 nine month period was primarily due to the decrease in non-interest expense and the increase in non-interest income (significantly impacted by the gain on the termination of the loss sharing agreements for the Inter Savings Bank FDIC-assisted transaction), partially offset by the decrease in net interest income.  The Company's ratio of non-interest expense to average assets decreased from 2.81% for the nine months ended September 30, 2016, to 2.54% for the nine months ended September 30, 2017.  The decrease in the current nine month period ratio was due to the decrease in non-interest expense and the increase in average assets in the 2017 period compared to the 2016 period.  Average assets for the nine months ended September 30, 2017, increased $126.9 million, or 2.9%, from the nine months ended September 30, 2016, primarily due to organic loan growth, partially offset by decreases in investment securities.

INCOME TAXES

For the three months ended September 30, 2017 and 2016, the Company's effective tax rate was 26.9% and 25.0%, respectively.  For the nine months ended September 30, 2017 and 2016, the Company's effective tax rate was 28.3% and 26.3%, respectively.  These effective rates were lower than the statutory federal tax rate of 35%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans which reduced the Company's effective tax rate.  In future periods, the Company expects its effective tax rate typically will be 27-29% of pre-tax net income, assuming it continues to maintain or increase its use of investment tax credits and maintain or increase its pre-tax net income. The Company's effective tax rate may fluctuate as it is impacted by the level and timing of the Company's utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pre-tax income.  The Company's effective tax rate was higher than its typical effective tax rate in the 2016 and 2017 nine-month periods due to increased net income due to the gain on termination of the loss sharing agreements for the Inter Savings Bank FDIC-assisted transaction (2017) and gains on the sales of investments (2016).

CAPITAL

As of September 30, 2017, total stockholders' equity and common stockholders' equity were $462.1 million (10.2% of total assets), equivalent to a book value of $32.90 per common share.  Total stockholders' equity and common stockholders' equity at December 31, 2016, were $429.8 million (9.4% of total assets), equivalent to a book value of $30.77 per common share.  At September 30, 2017, the Company's tangible common equity to tangible assets ratio was 10.0%, compared to 9.2% at December 31, 2016.

On a preliminary basis, as of September 30, 2017, the Company's Tier 1 Leverage Ratio was 10.7%, Common Equity Tier 1 Capital Ratio was 10.5%, Tier 1 Capital Ratio was 11.1%, and Total Capital Ratio was 13.7%.  On September 30, 2017, and on a preliminary basis, the Bank's Tier 1 Leverage Ratio was 11.6%, Common Equity Tier 1 Capital Ratio was 12.0%, Tier 1 Capital Ratio was 12.0%, and Total Capital Ratio was 12.9%.

LOANS

Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $229.4 million, or 5.6%, from December 31, 2016, to September 30, 2017.  This increase was primarily in construction loans ($197 million), other residential (multi-family) real estate loans ($99 million) and commercial real estate loans ($49 million).  These increases were partially offset by decreases in consumer loans ($106 million) and one- to four-family residential loans ($24 million).  The FDIC-acquired loan portfolios had net decreases totaling $56.0 million during the nine months ended September 30, 2017.

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
Closed loans with unused available lines
Secured by real estate (one- to four-family)	$128,184	$129,894	$127,527	$123,433	$105,390	$92,286
Secured by real estate (not one- to four-family)	20,425	17,486	22,234	26,062	21,857	23,909
Not secured by real estate - commercial business	105,941	99,680	93,541	79,937	63,865	63,381

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	7,044	8,767	8,419	10,047	14,242	17,564
Secured by real estate (not one-to four-family)	652,195	604,999	583,396	542,326	385,969	356,913

Loan Commitments not closed
Secured by real estate (one-to four-family)	25,591	18,769	20,252	15,884	13,411	12,700
Secured by real estate (not one-to four-family)	182,910	149,317	61,543	119,126	120,817	54,643
Not secured by real estate - commercial business	10,297	10,244	4,558	7,022	—	—

	$1,132,587	$1,039,156	$921,470	$923,837	$725,551	$621,396

For further information about the Company's loan portfolio, please see the quarterly loan portfolio presentation available on the Company's Investor Relations website under "Presentations."

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  The levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended September 30, 2017, increased $450,000 to $3.0 million when compared with the quarter ended September 30, 2016.  At September 30, 2017 and December 31, 2016, the allowance for loan losses was $36.2 million and $37.4 million, respectively.  Total net charge-offs were $3.2 million and $3.6 million for the quarters ended September 30, 2017 and 2016, respectively.  Three commercial loan relationships make up $1.4 million of the net charge-off total for the quarter ended September 30, 2017 and additional net charge-offs of $1.7 million related to the consumer auto category.  Two of the commercial charge-offs were loan relationships originated prior to 2008 and the third commercial charge-off was a relationship acquired through the Fifth Third branch acquisition. Total net charge-offs were $8.3 million and $8.0 million for the nine months ended September 30, 2017 and 2016, respectively.  During the nine months ended September 30, 2017, $4.7 million of the $8.3 million of net charge-offs were in the consumer auto category.  Four commercial loan relationships made up $2.5 million of the net charge-off total for the nine months ended September 30, 2017.  In response to a more challenging consumer credit environment, the Company tightened its underwriting guidelines on automobile lending in the latter part of 2016.  Management took this step in an effort to improve credit quality in the portfolio and lower delinquencies and charge-offs.  This action also resulted in a lower level of origination volume and, as such, the outstanding balance of the Company's automobile loans declined approximately $106 million in the nine months ended September 30, 2017.  We expect to see further declines in the automobile loan totals through the balance of 2017 and into 2018 as well.  General market conditions and unique circumstances related to individual borrowers and projects contributed to the level of provisions and charge-offs.  As assets were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

In June 2017, the loss sharing agreements for Inter Savings Bank were terminated.  In April 2016, the loss sharing agreements for Team Bank, Vantus Bank and Sun Security Bank were terminated.  Loans acquired from the FDIC related to Valley Bank did not have a loss sharing agreement.  All acquired loans were grouped into pools based on common characteristics and were recorded at their estimated fair values, which incorporated estimated credit losses at the acquisition date.  These loan pools are systematically reviewed by the Company to determine the risk of losses that may exceed those identified at the time of the acquisition.  Techniques used in determining risk of loss are similar to those used to determine the risk of loss for the legacy Great Southern Bank portfolio, with most focus being placed on those loan pools which include the larger loan relationships and those loan pools which exhibit higher risk characteristics.  Review of the acquired loan portfolio also includes meetings with customers, review of financial information and collateral valuations to determine if any additional losses are apparent.

The Bank's allowance for loan losses as a percentage of total loans, excluding acquired loans that were previously covered by the FDIC loss sharing agreements, was 0.99%, 1.04% and 1.01% at September 30, 2017, December 31, 2016 and June 30, 2017, respectively.  Management considers the allowance for loan losses adequate to cover losses inherent in the Bank's loan portfolio at September 30, 2017, based on recent reviews of the Bank's loan portfolio and current economic conditions. If economic conditions were to deteriorate or management's assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank, InterBank and Valley Bank non-performing assets, including foreclosed assets and potential problem loans, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below. These assets were initially recorded at their estimated fair values as of their acquisition dates and are accounted for in pools; therefore, these loan pools are analyzed rather than the individual loans.  The performance of the loan pools acquired in each of the five transactions has been better than expectations at the acquisition date.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding all FDIC-assisted acquired assets, at September 30, 2017 were $32.9 million, a decrease of $6.4 million from $39.3 million at December 31, 2016 and a decrease of $2.1 million from $35.0 million at June 30, 2017.  Non-performing assets, excluding all FDIC-assisted acquired assets, as a percentage of total assets were 0.73% at September 30, 2017, compared to 0.86% at December 31, 2016 and 0.79% at June 30, 2017.

Compared to December 31, 2016, non-performing loans decreased $4.6 million to $9.5 million at September 30, 2017, and foreclosed assets decreased $1.8 million to $23.4 million at September 30, 2017.  Compared to June 30, 2017, non-performing loans decreased $3.8 million and foreclosed assets increased $1.6 million at September 30, 2017.  Non-performing consumer loans comprised $3.7 million, or 39.6%, of the total $9.5 million of non-performing loans at September 30, 2017, an increase of $707,000 from June 30, 2017.  Non-performing one- to four-family residential loans comprised $2.8 million, or 29.1%, of the total non-performing loans at September 30, 2017, an increase of $1.3 million from June 30, 2017.  Non-performing commercial business loans comprised $2.2 million, or 23.0%, of the total non-performing loans at September 30, 2017, a decrease of $3.2 million from June 30, 2017.  Non-performing commercial real estate loans comprised $568,000, or 6.0%, of the total non-performing loans at September 30, 2017, a decrease of $2.0 million from June 30, 2017.  Non-performing construction and land development loans comprised $136,000, or 1.4%, of the total non-performing loans at September 30, 2017, a decrease of $487,000 from June 30, 2017. Non-performing other residential loans comprised $77,000, or 0.8%, of the total non-performing loans at September 30, 2017, a decrease of $85,000 from June 30, 2017.

Compared to June 30, 2017 and December 31, 2016, potential problem loans increased $5.9 million and $1.1 million, respectively, to $8.1 million at September 30, 2017.  The increase during the quarter was due to the addition of $6.9 million of loans to potential problem loans, partially offset by $744,000 in loans removed from potential problem loans, $127,000 in payments, $89,000 in loans transferred to foreclosed assets, and $80,000 in charge-offs.

Activity in the non-performing loans category during the quarter ended September 30, 2017, was as follows:

	Beginning Balance, July 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$379	$—	$—	$—	$—	$—	$(379)	$—
Subdivision construction	105	—	—	—	—	—	(3)	102
Land development	139	80	—	—	(185)	—	—	34
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,502	1,549	(36)	(214)	—	—	(45)	2,756
Other residential	162	87	—	—	(161)	(10)	(1)	77
Commercial real estate	2,554	120	(394)	(347)	(963)	(358)	(44)	568
Commercial business	5,388	177	—	—	(2,876)	(465)	(44)	2,180
Consumer	3,035	1,955	—	(119)	(220)	(558)	(351)	3,742

Total	$13,264	$3,968	$(430)	$(680)	$(4,405)	$(1,391)	$(867)	$9,459

At September 30, 2017, the non-performing one- to four-family residential category included 31 loans, 14 of which were added during the current quarter.  Nine of those loans added during the current quarter, totaling $1.4 million, are part of the same borrower relationship and are residential rental homes in the Springfield, Mo. area. The non-performing commercial business category included six loans, two of which were added during the current quarter.  The largest relationship in this category totaled $1.5 million, or 69.2% of the total category.  This relationship was previously collateralized by commercial real estate which has been foreclosed and subsequently sold.  We are currently pursuing collection efforts against the guarantors of the credit relationship.  One loan in this category, totaling $2.9 million and secured by the borrower's interest in a condo project in Branson, Mo., was transferred to foreclosed assets during the current quarter. The non-performing commercial real estate category included five loans, two of which were added during the current quarter and are part of the same borrower relationship.  One relationship in this category included two loans and had $358,000 of charge-offs during the quarter, with the remaining balance of $465,000 transferred to foreclosed assets.  The relationship is collateralized by commercial entertainment property and other property in Branson, Mo.  One loan in this category with a balance of $498,000 was transferred to foreclosed assets during the quarter.  The non-performing consumer category included 271 loans, 130 of which were added during the current quarter, and the majority of which are indirect used automobile loans.

Activity in the potential problem loans category during the quarter ended September 30, 2017, was as follows:

	Beginning Balance, July 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	5	—	—	—	—	—	—	5
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,036	214	—	—	(89)	(72)	(98)	991
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	744	6,105	(744)	—	—	—	—	6,105
Commercial business	109	417	—	—	—	—	(11)	515
Consumer	285	156	—	—	—	(8)	(18)	415

Total	$2,179	$6,892	$(744)	$—	$(89)	$(80)	$(127)	$8,031

At September 30, 2017, the commercial real estate category of potential problem loans included six loans, all of which were added during the current quarter.  The largest relationship in this category is made up of three loans totaling $5.8 million, or 94.3% of the total category, and is collateralized by theatre and retail property in Branson, Mo.  This is a long-term customer of the Bank and these loans were all originated prior to 2008.  The borrower is experiencing cash flow issues due to vacancies in some of the properties.  The one- to four-family residential category of potential problem loans included 14 loans, two of which were added during the current quarter. The commercial business category of potential problem loans included five loans, one of which was added during the current quarter.

Activity in foreclosed assets during the quarter ended September 30, 2017, excluding $2.9 million in foreclosed assets previously covered by FDIC loss sharing agreements, $1.8 million in foreclosed assets related to Valley Bank and not covered by loss sharing agreements, and $2.1 million in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, July 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, September 30
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	6,217	—	(1,099)	—	—	5,118
Land development	10,322	—	—	—	(270)	10,052
Commercial construction	—	—	—	—	—	—
One- to four-family residential	465	89	(351)	—	—	203
Other residential	—	161	—	—	—	161
Commercial real estate	2,275	1,148	(99)	—	(110)	3,214
Commercial business	—	2,876	—	—	—	2,876
Consumer	2,506	2,907	(3,620)	—	—	1,793

Total	$21,785	$7,181	$(5,169)	$—	$(380)	$23,417

At September 30, 2017, the land development category of foreclosed assets included 19 properties, the largest of which was located in northwest Arkansas and had a balance of $1.4 million, or 13.7% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 38.7% and 33.2% was located in the Branson, Mo. and the northwest Arkansas areas, respectively, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included 14 properties, the largest of which was located in the Springfield, Mo. metropolitan area and had a balance of $1.2 million, or 24.1% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 34.4% and 24.1% is located in Branson, Mo. and Springfield, Mo., respectively, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets had 14 properties with total or partial sales during the quarter, totaling $1.1 million.  The largest sale was a property in northwest Arkansas totaling $775,000.  The commercial real estate category of foreclosed assets included six properties.  The largest relationship in the commercial real estate category, which was added during the previous year, totaled $1.2 million, or 36.4% of the total category, and is a hotel located in the western United States.  Three commercial real estate properties were added during the quarter from two relationships.  The first relationship was two commercial properties in Branson, Mo. totaling $650,000.  The second relationship was retail commercial property in the central Missouri area totaling $498,000.  The commercial business category of other real estate included one property which was added during the current quarter.  The loan related to the foreclosed property was previously in non-performing loans and was collateralized by the borrower's interest in a condominium project in Branson, Mo.  The larger amount of additions and sales under consumer loans are due to a higher volume of repossessions of automobiles, which generally are subject to a shorter repossession process.  Compared to previous years, in 2016 and 2017 the Company experienced increased levels of delinquencies and repossessions in consumer loans, primarily indirect used automobile loans.

BUSINESS INITIATIVES

At the end of October 2017, a newly-constructed banking center at 1320 W. Battlefield in Springfield, Mo., is expected to replace a nearby leased office at 1580 W. Battlefield. The new office will offer better access and convenience for customers.

The Company continually evaluates its various customer access channels to ensure that customers are being effectively served when, where and how they prefer. The Company's ATM network is a part of this ongoing evaluation, which may include upgrading or adding ATM units or removing units from certain sites. Over the next year, 70 ATMs located primarily at Great Southern banking centers will be replaced with upgraded multi-functional deposit-taking machines. In addition, thirteen off-site ATMs with low customer usage have been removed in the last few months. Further rationalization of the ATM network is anticipated in the future. Great Southern customers can also access surcharge-free ATMs worldwide through the Allpoint ATM Network.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 104 retail banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska and commercial lending offices in Chicago, Dallas and Tulsa, Okla. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements
When used in this press release and documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) non-interest expense reductions from Great Southern's banking center consolidations might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected; (ii) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's  merger and acquisition activities (including the Fifth Third branch acquisition in 2016) might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iii) changes in economic conditions, either nationally or in the Company's market areas; (iv) fluctuations in interest rates; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vi) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vii) the Company's ability to access cost-effective funding; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions; (ix) demand for loans and deposits in the Company's market areas; (x) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xi) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xii) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers' responses thereto; (xiii) changes in accounting principles, policies or guidelines; (xiv) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xv) results of examinations of the Company and the Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xvi) costs and effects of litigation, including settlements and judgments; and (xvii) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three and nine months ended September 30, 2017 and 2016, and the three months ended June 30, 2017, are not necessarily indicative of the results of operations which may be expected for any future period.

	September 30,	December 31,
	2017	2016
Selected Financial Condition Data:	(In thousands)

Total assets	$4,512,611	$4,550,663
Loans receivable, gross	3,843,138	3,802,235
Allowance for loan losses	36,243	37,400
Other real estate owned, net	30,116	32,658
Available-for-sale securities, at fair value	183,968	213,872
Deposits	3,598,213	3,677,230
Total borrowings	427,024	416,786
Total common stockholders' equity	462,120	429,806
Non-performing assets (excluding FDIC-assisted transaction assets)	32,876	39,330

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2017	2016	2017	2016	2017
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$46,368	$46,856	$136,525	$138,239	$44,744
Interest expense	7,087	5,828	20,642	15,431	6,843
Net interest income	39,281	41,028	115,883	122,808	37,901
Provision for loan losses	2,950	2,500	7,150	6,901	1,950
Non-interest income	7,655	7,090	31,151	20,981	15,800
Non-interest expense	28,034	30,657	84,976	91,384	28,371
Provision for income taxes	4,289	3,740	15,550	11,956	7,204
Net income and net income available to common shareholders	$11,663	$11,221	$39,358	$33,548	$16,176

	At or For the Three Months Ended		At or For the Nine Months Ended		At or For the Three Months Ended
	September 30,		September 30,		June 30,
	2017	2016	2017	2016	2017
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.82	$0.80	$2.77	$2.39	$1.14
Book value	$32.90	$30.32	$32.90	$30.32	$32.32

Earnings Performance Ratios:
Annualized return on average assets	1.05%	1.01%	1.18%	1.03%	1.45%
Annualized return on average common stockholders' equity	10.09%	10.92%	11.65%	10.92%	14.37%
Net interest margin	3.77%	3.98%	3.75%	4.11%	3.68%
Average interest rate spread	3.60%	3.86%	3.59%	4.00%	3.53%
Efficiency ratio	59.73%	63.71%	57.79%	63.55%	52.83%
Non-interest expense to average total assets	2.52%	2.76%	2.54%	2.81%	2.55%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered/previously covered loans)	0.99%	1.05%	0.99%	1.05%	1.01%
Non-performing assets to period-end assets	0.73%	0.82%	0.73%	0.82%	0.79%
Non-performing loans to period-end loans	0.25%	0.35%	0.25%	0.35%	0.35%
Annualized net charge-offs to average loans	0.35%	0.42%	0.31%	0.32%	0.27%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	September 30, 2017	December 31, 2016	June 30, 2017
Assets
Cash	$112,145	$120,203	$119,911
Interest-bearing deposits in other financial institutions	144,527	159,566	92,594
Cash and cash equivalents	256,672	279,769	212,505

Available-for-sale securities	183,968	213,872	195,144
Held-to-maturity securities	130	247	130
Mortgage loans held for sale	11,133	16,445	8,178
Loans receivable (1), net of allowance for loan losses of $36,243 – September 2017; $37,400 – December 2016; $36,533 – June 2017	3,800,988	3,759,966	3,772,816
FDIC indemnification asset	—	13,145	—
Interest receivable	11,206	11,875	10,818
Prepaid expenses and other assets	42,762	45,649	44,184
Other real estate owned (2), net	30,116	32,658	30,114
Premises and equipment, net	137,537	140,596	138,045
Goodwill and other intangible assets	11,263	12,500	11,675
Federal Home Loan Bank stock	13,282	13,034	12,842
Current and deferred income taxes	13,554	10,907	10,644

Total Assets	$4,512,611	$4,550,663	$4,447,095

Liabilities and Stockholders' Equity
Liabilities
Deposits	$3,598,213	$3,677,230	$3,572,645
Federal Home Loan Bank advances	174,000	31,452	—
Securities sold under reverse repurchase agreements with customers	130,934	113,700	111,992
Short-term borrowings	22,665	172,323	185,365
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	73,651	73,537	73,613
Accrued interest payable	1,693	2,723	2,587
Advances from borrowers for taxes and insurance	8,825	4,643	7,878
Accounts payable and accrued expenses	14,736	19,475	13,691
Total Liabilities	4,050,491	4,120,857	3,993,545

Stockholders' Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding September 2017, December 2016 and June 2017 – -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2017 – 14,044,910 shares; December 2016 – 13,968,386 shares; June 2017 – 14,034,653 shares	140	140	140
Additional paid-in capital	27,384	25,942	27,128
Retained earnings	432,691	402,166	424,264
Accumulated other comprehensive gain	1,905	1,558	2,018
Total Stockholders' Equity	462,120	429,806	453,550

Total Liabilities and Stockholders' Equity	$4,512,611	$4,550,663	$4,447,095

(1)
At September 30, 2017, December 31, 2016 and June 30, 2017, includes loans, net of discounts, totaling $-0-, $134.4 million and $-0-, respectively, which were subject to FDIC support through loss sharing agreements.  At September 30, 2017, December 31, 2016 and June 30, 2017, respectively, also includes $165.6 million, $72.6 million and $177.8 million of loans, net of discounts, acquired in FDIC-assisted transactions for which the loss sharing agreements were terminated, or loss sharing agreements had already expired.  In addition, as of September 30, 2017, December 31, 2016, and June 30, 2017, includes $61.5 million, $76.2 million and $65.4 million,  respectively, of loans, net of discounts, acquired in the Valley Bank transaction which are not covered by an FDIC loss sharing agreement.

(2)
At September 30, 2017, December 31, 2016, and June 30, 2017 includes foreclosed assets, net of discounts, totaling $-0- million, $1.4 million, and $-0-, respectively, which were subject to FDIC support through loss sharing agreements. At September 30, 2017, December 31, 2016 and June 30, 2017, respectively, also includes $2.9 million, $316,000 and $4.2 million of foreclosed assets, net of discounts, acquired in FDIC-assisted transactions, for which the loss sharing agreements were terminated.  At September 30, 2017, December 31, 2016, and June 30, 2017, includes $1.8 million, $2.0 million, and $1.9 million, respectively, net of discounts, of foreclosed assets related to the Valley Bank transaction, which are not covered by an FDIC loss sharing agreement.  In addition, at September 30, 2017, December 31, 2016, and June 30, 2017, includes $2.1 million and $3.7 million, and $2.2 million, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2017	2016	2017	2016	2017
Interest Income
Loans	$44,824	$45,335	$131,734	$133,460	$43,166
Investment securities and other	1,544	1,521	4,791	4,779	1,578
	46,368	46,856	136,525	138,239	44,744
Interest Expense
Deposits	5,131	4,423	15,100	12,480	5,004
Federal Home Loan Bank advances	546	259	1,045	955	244
Short-term borrowings and repurchase agreements	118	450	662	936	318
Subordinated debentures issued to capital trust	267	209	760	573	252
Subordinated notes	1,025	487	3,075	487	1,025
	7,087	5,828	20,642	15,431	6,843

Net Interest Income	39,281	41,028	115,883	122,808	37,901
Provision for Loan Losses	2,950	2,500	7,150	6,901	1,950
Net Interest Income After Provision for Loan Losses	36,331	38,528	108,733	115,907	35,951

Noninterest Income
Commissions	279	245	851	763	306
Service charges and ATM fees	5,533	5,548	16,195	16,201	5,394
Net gains on loan sales	719	1,217	2,343	3,062	752
Net realized gains on sales of available-for-sale securities	—	144	—	2,881	—
Late charges and fees on loans	436	435	1,922	1,315	608
Net change in interest rate swap fair value	8	58	(5)	(179)	(20)
Accretion (amortization) of income related to business acquisitions	—	(1,215)	7,219	(6,087)	7,708
Other income	680	658	2,626	3,025	1,052
	7,655	7,090	31,151	20,981	15,800

Noninterest Expense
Salaries and employee benefits	14,664	15,062	44,495	45,671	14,498
Net occupancy expense	6,079	6,335	18,419	19,556	6,025
Postage	845	923	2,651	2,881	874
Insurance	755	961	2,300	2,944	747
Advertising	587	803	1,656	1,767	656
Office supplies and printing	279	575	1,208	1,435	233
Telephone	790	823	2,389	2,649	789
Legal, audit and other professional fees	610	748	1,991	2,399	1,061
Expense on foreclosed assets	1,343	1,298	2,595	3,083	677
Partnership tax credit	217	420	713	1,260	217
Acquired deposit intangible asset amortization	412	464	1,237	1,497	412
Other operating expenses	1,453	2,245	5,322	6,242	2,182
	28,034	30,657	84,976	91,384	28,371

Income Before Income Taxes	15,952	14,961	54,908	45,504	23,380
Provision for Income Taxes	4,289	3,740	15,550	11,956	7,204

Net Income and Net Income Available to Common Shareholders	$11,663	$11,221	$39,358	$33,548	$16,176

Earnings Per Common Share
Basic	$0.83	$0.81	$2.81	$2.41	$1.15
Diluted	$0.82	$0.80	$2.77	$2.39	$1.14

Dividends Declared Per Common Share	$0.24	$0.22	$0.70	$0.66	$0.24

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Net fees included in interest income were $0.6 million and $1.4 million for the three months ended September 30, 2017 and 2016, respectively.  Net fees included in interest income were $2.3 million and $3.6 million for the nine months ended September 30, 2017 and 2016, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	September 30, 2017(1)	Three Months Ended September 30, 2017			Three Months Ended September 30, 2016
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.17%	$450,286	$5,261	4.64%	$543,432	$7,115	5.21%
Other residential	4.39	708,745	8,135	4.55	574,685	6,515	4.51
Commercial real estate	4.34	1,249,120	13,868	4.40	1,181,468	13,724	4.62
Construction	4.22	483,592	5,769	4.73	367,900	4,290	4.64
Commercial business	4.60	299,833	3,780	5.00	324,185	4,740	5.82
Other loans	6.03	615,604	7,637	4.92	705,123	8,527	4.81
Industrial revenue bonds	5.15	25,424	374	5.83	29,228	424	5.77

Total loans receivable	4.68	3,832,604	44,824	4.64	3,726,021	45,335	4.84

Investment securities	3.11	204,652	1,214	2.35	241,717	1,357	2.23
Other interest-earning assets	1.25	93,777	330	1.40	128,217	164	0.51

Total interest-earning assets	4.48	4,131,033	46,368	4.45	4,095,955	46,856	4.55
Non-interest-earning assets:
Cash and cash equivalents		108,953			110,822
Other non-earning assets		207,122			231,629
Total assets		$4,447,108			$4,438,406

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.31	$1,529,811	1,185	0.31	$1,485,979	986	0.26
Time deposits	1.17	1,371,147	3,946	1.14	1,360,775	3,437	1.00
Total deposits	0.71	2,900,958	5,131	0.70	2,846,754	4,423	0.62
Short-term borrowings and repurchase agreements	0.21	147,126	118	0.32	432,725	450	0.41
Subordinated debentures issued to capital trust	2.91	25,774	267	4.11	25,774	209	3.23
Subordinated notes	5.57	73,636	1,025	5.52	39,969	487	4.85
FHLB advances	1.26	171,728	546	1.26	31,485	259	3.27

Total interest-bearing liabilities	0.84	3,319,222	7,087	0.85	3,376,707	5,828	0.69
Non-interest-bearing liabilities:
Demand deposits		637,156			617,821
Other liabilities		28,355			32,716
Total liabilities		3,984,733			4,027,244
Stockholders' equity		462,375			411,162
Total liabilities and stockholders' equity		$4,447,108			$4,438,406

Net interest income:
Interest rate spread	3.64%		$39,281	3.60%		$41,028	3.86%
Net interest margin*				3.77%			3.98%
Average interest-earning assets to average interest-bearing liabilities		124.5%			121.3%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)
The yield on loans at September 30, 2017, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See "Net Interest Income" for a discussion of the effect on results of operations for the three months ended September 30, 2017.

	September 30, 2017(1)	Nine Months Ended September 30, 2017			Nine Months Ended September 30, 2016
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.17%	$465,125	$16,885	4.85%	$546,349	$22,103	5.40%
Other residential	4.39	692,979	23,377	4.51	492,559	17,593	4.77
Commercial real estate	4.34	1,237,979	40,954	4.42	1,125,617	39,485	4.69
Construction	4.22	436,259	14,902	4.57	407,107	13,999	4.59
Commercial business	4.60	295,955	11,160	5.04	322,003	13,177	5.47
Other loans	6.03	652,095	23,296	4.78	687,921	25,526	4.96
Industrial revenue bonds	5.15	26,304	1,160	5.90	35,579	1,577	5.92

Total loans receivable	4.68	3,806,696	131,734	4.63	3,617,135	133,460	4.93

Investment securities	3.11	212,262	3,957	2.49	259,416	4,362	2.25
Other interest-earning assets	1.25	117,678	834	0.95	112,202	417	0.50

Total interest-earning assets	4.48	4,136,636	136,525	4.41	3,988,753	138,239	4.63
Non-interest-earning assets:
Cash and cash equivalents		108,303			107,272
Other non-earning assets		216,409			238,421
Total assets		$4,461,348			$4,334,446

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.31	$1,551,316	3,417	0.29	$1,489,042	2,849	0.26
Time deposits	1.17	1,426,041	11,683	1.10	1,327,578	9,631	0.97
Total deposits	0.71	2,977,357	15,100	0.68	2,816,620	12,480	0.59
Short-term borrowings and repurchase agreements	0.21	206,100	662	0.43	355,772	936	0.35
Subordinated debentures issued to capital trust	2.91	25,774	760	3.94	25,774	573	2.97
Subordinated notes	5.57	73,594	3,075	5.59	13,421	487	4.85
FHLB advances	1.26	78,362	1,045	1.78	80,702	955	1.58

Total interest-bearing liabilities	0.84	3,361,187	20,642	0.82	3,292,289	15,431	0.63
Non-interest-bearing liabilities:
Demand deposits		622,352			603,376
Other liabilities		27,264			29,017
Total liabilities		4,010,803			3,924,682
Stockholders' equity		450,545			409,764
Total liabilities and stockholders' equity		$4,461,348			$4,334,446

Net interest income:
Interest rate spread	3.64%		$115,883	3.59%		$122,808	4.00%
Net interest margin*				3.75%			4.11%
Average interest-earning assets to average interest-bearing liabilities		123.1%			121.2%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)
The yield on loans at September 30, 2017, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See "Net Interest Income" for a discussion of the effect on results of operations for the nine months ended September 30, 2017.

NON-GAAP FINANCIAL MEASURES
This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures include core net interest income, core net interest margin and tangible common equity to tangible assets ratio.
We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that the core net interest income and core net interest margin are useful in assessing the Company's core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.
In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets.  Management believes that the presentation of these measures excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as they provide a method to assess management's success in utilizing our tangible capital as well as our capital strength.  Management also believes that providing measures that exclude balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers.  In addition, management believes that these are standard financial measures used in the banking industry to evaluate performance.
These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation:  Core Net Interest Income and Core Net Interest Margin

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2017		2016		2017		2016
	(Dollars in thousands)				(Dollars in thousands)
Reported net interest income / margin	$39,281	3.77%	$41,028	3.98%	$115,883	3.75%	$122,808	4.11%
Less: Impact of loss share adjustments	975	0.09	4,010	0.38	4,237	0.14	13,251	0.44
Core net interest income / margin	$38,306	3.68%	$37,018	3.60%	$111,646	3.61%	$109,557	3.67%

Non-GAAP Reconciliation:  Ratio of Tangible Common Equity to Tangible Assets

	September 30,	December 31,
	2017	2016
	(Dollars in thousands)
Common equity at period end	$462,120	$429,806
Less: Intangible assets at period end	11,263	12,500
Tangible common equity at period end (a)	$450,857	$417,306

Total assets at period end	$4,512,611	$4,550,663
Less: Intangible assets at period end	11,263	12,500
Tangible assets at period end (b)	$4,501,348	$4,538,163

Tangible common equity to tangible assets (a) / (b)	10.02%	9.20%